Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release Tuesday, April 30, 2019

TFS FINANCIAL CORPORATION GROWS DEPOSITS AND HOME EQUITY LOANS

(Cleveland, OH - April 30, 2019) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and six months ended March 31, 2019.
The Company reported net income of $20.1 million for the three months ended March 31, 2019, compared to net income of $23.3 million for the three months ended March 31, 2018, and net income of $40.5 million for the six months ended March 31, 2019, compared to net income of $42.9 million for the six months ended March 31, 2018. A combination of a decrease in net interest income and an increase in non-interest expense was partially offset by a lower effective tax rate for both the three-month and six-month periods in the current year, as compared to the same periods last year. Additionally, the provision credit for loan losses decreased compared to the prior six-month period.
“Third Federal is structured to succeed in all interest rate and economic environments,” said Chairman and CEO, Marc A. Stefanski. “This quarter, we continued to focus on objectives that support this strategy. On the loan side of the business, demand for our home equity products has been incredible.  Home equity application volume increased 34 percent, compared to the same quarter in 2018, further growing our variable rate loan portfolio.   The beginning of the home buying season helped increase our home purchase application volume by 25 percent over last quarter.   We also have been successful in retaining and growing retail deposits.  Since the beginning of the fiscal year, retail deposits have increased $241 million.  And finally, we are excited to continue to provide our shareholders with a dividend that currently yields more than 6 percent annually.”
Net interest income was $135.6 million for the six months ended March 31, 2019 and $141.7 million for the six months ended March 31, 2018. Market interest rate increases have impacted both loan yields, particularly home equity lending products that feature interest rates that reset based on the prime rate, as well as funding costs. Interest income was higher in the current six-month period, due to a combination of a $324.6 million increase in the average balance of interest-earning assets, mainly loans, and a higher weighted average yield earned on those assets. The average cost of interest-bearing liabilities was also higher in the current year as a result of extending the duration of funding sources that presently carry higher costs, but help control interest rate risk exposure, and the impact on rates for overnight borrowings from the relatively flat yield curve market. Retail deposit growth has helped to reduce the balance of our wholesale borrowings. Net interest income was $67.8 million for the three months ended March 31, 2019 and $71.7 million for the three months ended March 31, 2018. The interest rate spread was 1.78% for both the three and six months ended March 31, 2019 compared to 1.98% and 1.97%, respectively, for the three and six months ended March 31, 2018. The net interest margin was 1.97% for both the three and six months ended March 31, 2019, as compared to 2.13% and 2.11%, respectively, for the three and six months ended March 31, 2018.
The provision for loan losses was a credit of $4.0 million during both the three months ended March 31, 2019 and the three months ended March 31, 2018. The provision for loan losses was a credit of $6.0 million for the six months ended March 31, 2019 compared to a credit of $7.0 million for the six months ended March 31, 2018. Recoveries of loan amounts previously charged off, low levels of current loan charge-offs and reduced exposure from home equity lines of credit coming to the end of the draw period resulted in the loan provision credits during the periods. Gross loan charge-offs were $2.2 million for the six months ended March 31, 2019 and $4.7 million for the six months ended March 31, 2018, while loan recoveries were $6.1 million in the current year period and $5.9 million in the prior year period. As a result of loan recoveries exceeding charge-offs, the Company reported net loan recoveries of $3.9 million for the six months ended March 31, 2019, and $1.2 million for the six months ended March 31, 2018. The allowance for loan losses was $40.3 million, or 0.31% of total loans receivable, at March 31, 2019, compared to $42.4 million, or 0.33% of total loans receivable, at September 30, 2018 and $43.1 million, or 0.34% of total loans receivable, at March 31, 2018. Of the total allowance for loan losses, $22.9 million was allocated to residential mortgage loans and $17.4 million was allocated to home equity loans and lines of credit at March 31, 2019 and $21.5 million was allocated to residential mortgage loans and $20.9 million was allocated to equity loans and lines of credit at March 31, 2018.
Total loan delinquencies increased $0.3 million, or less than 1%, to $41.7 million, or 0.32% of total loans receivable, at March 31, 2019 from $41.4 million, or 0.32% of total loans receivable, at September 30, 2018. The increase in delinquencies consisted of a $1.4 million increase in core residential mortgage loans partially offset by decreases of $0.6 million in home equity loans and lines of credit and $0.5 million in home today residential mortgage loans.

Non-accrual loans decreased $0.5 million to $77.3 million, or 0.60% of total loans, at March 31, 2019 from $77.8 million, or 0.60% of total loans, at September 30, 2018.

Total troubled debt restructurings increased $0.9 million, to $166.3 million at March 31, 2019, from $165.4 million at September 30, 2018. The portion of total troubled debt restructurings included as part of non-accrual loans was $63.9 million at March 31, 2019 and $62.6 million at September 30, 2018.
Total non-interest expenses increased $3.2 million to $98.7 million for the six months ended March 31, 2019 compared to $95.5 million for the six months ended March 31, 2018. The increase included a $2.2 million increase in salaries and employee benefits and a $1.1 million increase in other operating expenses. The increase in salaries and employee benefits occurred mainly during the first three months of the current year and related to both the timing and amount of health insurance costs and, to a lesser extent, increases in wages and stock-based compensation awards.
Total income tax expense decreased by $7.8 million, to $12.0 million for the six months ended March 31, 2019, from $19.8 million for the six months ended March 31, 2018. The decrease in the expense was caused mainly by the impact of the Tax Cuts and Jobs Act which lowered our effective federal tax rate to 21% in the current fiscal year from approximately 24.5% in the prior fiscal year. Total income tax expense for the six months ended March 31, 2018 also included approximately $4.6 million of additional income tax expense for the re-measurement of the net deferred tax assets as a result of the tax rate reduction.
Total assets increased by $69.3 million, or less than 1%, to $14.21 billion at March 31, 2019 from $14.14 billion at September 30, 2018. This change was mainly the result of a net increase of $42.6 million in mortgage backed security investments, continued growth in our home equity line of credit portfolio and increases in prepaid expenses and other assets, offset by a $10.5 million decrease in interest bearing cash deposits, during the current fiscal year.
The combination of loans held for investment, net and mortgage loans held for sale increased $14.1 million to $12.89 billion at March 31, 2019 from $12.87 billion at September 30, 2018. Growth in our home equity line of credit portfolio was partially offset by a decrease in our first mortgage loan portfolio. The home equity lines of credit provide a more effective loan product considering the relatively flat yield curve market that we are currently experiencing. Residential core mortgage loans, including those held for sale, decreased $127.3 million during the six months ended March 31, 2019, and the home equity loans and lines of credit portfolio increased $146.7 million. Total first mortgage loan originations were $665.1 million for the six months ended March 31, 2019, of which 48% were adjustable-rate mortgages and 6% were fixed-rate mortgages with terms of 10 years or less. Total first mortgage loan originations were $1.0 billion for the six months ended March 31, 2018, of which 48% were adjustable-rate mortgages and 14% were fixed-rate mortgages with terms of 10 years or less. Commitments originated for home equity loans and lines of credit were $718.6 million for the six months ended March 31, 2019 and $773.3 million for the six months ended March 31, 2018. During the six months ended March 31, 2019, $58.8 million of fixed-rate loans were sold resulting in a pre-tax gain of $0.6 million. During the six months ended March 31, 2018, $68.5 million of fixed-rate loans were sold resulting in a pre-tax gain of $0.5 million.
Prepaid expenses and other assets increased $20.4 million to $64.7 million at March 31, 2019 from $44.3 million at September 30, 2018. The increase related primarily to a $12.4 million increase in initial margin requirements posted on interest rate swap contracts and a $9.3 million increase in the net deferred tax asset during the current fiscal year.
Deposits increased $241.2 million, or 2.8%, to $8.73 billion at March 31, 2019 from $8.49 billion at September 30, 2018. The increase in deposits was the result of a $108.4 million increase in our certificates of deposit ("CDs") and a $143.3 million increase in our savings accounts, partially offset by a $11.3 million decrease in our checking accounts for the six months ended March 31, 2019. Total deposits include $591.3 million and $670.1 million of brokered CDs at March 31, 2019 and September 30, 2018, respectively.
Borrowed funds, all from the FHLB, decreased $131.6 million, to $3.59 billion at March 31, 2019 from $3.72 billion at September 30, 2018. This decrease reflects a $450.0 million reduction in overnight advances and a $183.8 million reduction in long-term advances, offset by a $500.0 million increase in 90 day advances that were utilized for longer term interest rate swap contracts. At March 31, 2019, FHLB advances include $2.23 billion of short-term advances that have an effective duration at inception of five to eight years, as a result of interest rate swap contracts, and $750.0 million of overnight advances.
Total shareholders' equity decreased $22.4 million to $1.74 billion at March 31, 2019 from $1.76 billion at September 30, 2018. Activity reflects $40.5 million of net income in the current fiscal year reduced by $6.2 million in repurchases of common stock and two quarterly dividends totaling $24.7 million. Additionally, during the six months ended March 31, 2019, other comprehensive income decreased by $36.8 million, mainly the result of changes in market interest rates on our interest rate swaps, and there were $4.7 million of adjustments related to our stock compensation plan and Employee Stock Ownership Plan. During the three months ended March 31, 2019, a total of 146,000 shares of our common stock were repurchased at an average cost of $16.66 per share. During the six months ended March 31, 2019, a total of 388,500 shares were repurchased at an average cost of $15.98 per share. At March 31, 2019, there were 6,078,479 shares remaining to be purchased under the Company's eighth repurchase program. The Company declared and paid a quarterly dividend of $0.25 per share during each of the first two fiscal quarters. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 11, 2018 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to a total of $1.00 per share of possible dividends to be declared on the Company’s common stock, including $0.25 during the quarter ending June 30, 2019. The MHC has conducted the member vote to approve the dividend waiver each of the past five years under Federal Reserve regulations and for each of those five years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). The Basel III Rules include a Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer of 7.00%.  At March 31, 2019 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.45%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 19.19% and its total capital ratio was 19.71%. Additionally, the Company's Tier 1 leverage ratio was 12.19%, its Common Equity Tier 1 and Tier 1 ratios were each 22.34% and its total capital ratio was 22.86%. The Association's current capital ratios reflect the dilutive impact of $85 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2018. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of March 31, 2019 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning May 1, 2019. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of March 31, 2019, the Company’s assets totaled $14.21 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customer;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the continuing governmental efforts to restructure the U.S. financial and regulatory systems;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the prevailing economic recovery;

•	changes in accounting and tax estimates;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets;

•	the ability of the U.S. Government to remain open, function properly and manage federal debt limits; and

•
cyber attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31 2019	September 30 2018
ASSETS
Cash and due from banks	$29,055	$29,056
Other interest-earning cash equivalents	230,185	240,719
Cash and cash equivalents	259,240	269,775
Investment securities available for sale (amortized cost $581,086 and $549,211, respectively)	574,572	531,965
Mortgage loans held for sale, at lower of cost or market (none measured at fair value)	1,016	659
Loans held for investment, net:
Mortgage loans	12,882,319	12,872,125
Other loans	2,793	3,021
Deferred loan fees, net	40,177	38,566
Allowance for loan losses	(40,286)	(42,418)
Loans, net	12,885,003	12,871,294
Mortgage loan servicing assets, net	8,484	8,840
Federal Home Loan Bank stock, at cost	93,544	93,544
Real estate owned	2,898	2,794
Premises, equipment, and software, net	62,433	63,399
Accrued interest receivable	40,071	38,696
Bank owned life insurance contracts	214,619	212,021
Other assets	64,747	44,344
TOTAL ASSETS	$14,206,627	$14,137,331
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,732,790	$8,491,583
Borrowed funds	3,590,072	3,721,699
Borrowers’ advances for insurance and taxes	88,839	103,005
Principal, interest, and related escrow owed on loans serviced	29,561	31,490
Accrued expenses and other liabilities	29,380	31,150
Total liabilities	12,470,642	12,378,927
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,076,911 and 280,311,070 outstanding at March 31, 2019 and September 30, 2018, respectively	3,323	3,323
Paid-in capital	1,729,499	1,726,992
Treasury stock, at cost; 52,241,839 and 52,007,680 shares at March 31, 2019 and September 30, 2018, respectively	(760,367)	(754,272)
Unallocated ESOP shares	(46,584)	(48,751)
Retained earnings—substantially restricted	823,644	807,890
Accumulated other comprehensive income (loss)	(13,530)	23,222
Total shareholders’ equity	1,735,985	1,758,404
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,206,627	$14,137,331

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2019	2018	2019	2018
INTEREST INCOME:
Loans, including fees	114,306	$105,239	$226,797	$207,865
Investment securities available for sale	3,494	2,759	6,618	5,348
Other interest and dividend earning assets	2,643	2,182	5,316	4,196
Total interest and dividend income	120,443	110,180	238,731	217,409
INTEREST EXPENSE:
Deposits	35,077	23,630	67,839	46,624
Borrowed funds	17,605	14,852	35,319	29,099
Total interest expense	52,682	38,482	103,158	75,723
NET INTEREST INCOME	67,761	71,698	135,573	141,686
PROVISION (CREDIT) FOR LOAN LOSSES	(4,000)	(4,000)	(6,000)	(7,000)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	71,761	75,698	141,573	148,686
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,795	1,799	3,571	3,559
Net gain on the sale of loans	451	65	562	543
Increase in and death benefits from bank owned life insurance contracts	1,874	1,509	3,421	3,063
Other	786	1,243	2,028	2,295
Total non-interest income	4,906	4,616	9,582	9,460
NON-INTEREST EXPENSE:
Salaries and employee benefits	26,152	26,057	51,516	49,310
Marketing services	6,719	6,016	11,516	11,054
Office property, equipment and software	6,261	6,728	13,247	13,379
Federal insurance premium and assessments	2,370	3,008	5,136	5,726
State franchise tax	1,282	1,284	2,544	2,410
Other expenses	7,943	6,595	14,748	13,585
Total non-interest expense	50,727	49,688	98,707	95,464
INCOME BEFORE INCOME TAXES	25,940	30,626	52,448	62,682
INCOME TAX EXPENSE	5,810	7,312	11,985	19,755
NET INCOME	$20,130	$23,314	$40,463	$42,927

Earnings per share - basic and diluted	$0.07	$0.08	$0.14	$0.15
Weighted average shares outstanding
Basic	275,359,201	275,656,445	275,367,821	275,737,265
Diluted	277,343,155	277,256,178	277,197,565	277,434,648

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$215,094	$1,229	2.29%	$231,728	$872	1.51%
Investment securities	3,981	23	2.31%	—	—	—%
Mortgage-backed securities	565,256	3,471	2.46%	542,114	2,759	2.04%
Loans (2)	12,876,333	114,306	3.55%	12,615,707	105,239	3.34%
Federal Home Loan Bank stock	93,544	1,414	6.05%	92,643	1,310	5.66%
Total interest-earning assets	13,754,208	120,443	3.50%	13,482,192	110,180	3.27%
Noninterest-earning assets	400,061			367,342
Total assets	$14,154,269			$13,849,534
Interest-bearing liabilities:
Checking accounts	$881,730	$861	0.39%	$957,316	$224	0.09%
Savings accounts	1,379,163	2,898	0.84%	1,404,328	492	0.14%
Certificates of deposit	6,378,434	31,318	1.96%	5,876,746	22,914	1.56%
Borrowed funds	3,606,978	17,605	1.95%	3,722,445	14,852	1.60%
Total interest-bearing liabilities	12,246,305	52,682	1.72%	11,960,835	38,482	1.29%
Noninterest-bearing liabilities	147,975			158,421
Total liabilities	12,394,280			12,119,256
Shareholders’ equity	1,759,989			1,730,278
Total liabilities and shareholders’ equity	$14,154,269			$13,849,534
Net interest income		$67,761			$71,698
Interest rate spread (1)(3)			1.78%			1.98%
Net interest-earning assets (4)	$1,507,903			$1,521,357
Net interest margin (1)(5)		1.97%			2.13%
Average interest-earning assets to average interest-bearing liabilities	112.31%			112.72%

(1)	Annualized.

(2)	Loans include both mortgage loans held for sale and loans held for investment.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended March 31, 2019			Six Months Ended March 31, 2018
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$220,421	$2,487	2.26%	$235,462	$1,655	1.41%
Investment securities	3,976	47	2.36%	—	—	—%
Mortgage-backed securities	551,153	6,571	2.38%	540,309	5,348	1.98%
Loans (2)	12,874,052	226,797	3.52%	12,551,282	207,865	3.31%
Federal Home Loan Bank stock	93,544	2,829	6.05%	91,523	2,541	5.55%
Total interest-earning assets	13,743,146	238,731	3.47%	13,418,576	217,409	3.24%
Noninterest-earning assets	393,073			372,640
Total assets	$14,136,219			$13,791,216
Interest-bearing liabilities:
Checking accounts	$890,262	$1,609	0.36%	$963,537	$450	0.09%
Savings accounts	1,332,853	5,076	0.76%	1,426,300	995	0.14%
Certificates of deposit	6,365,386	61,154	1.92%	5,814,134	45,179	1.55%
Borrowed funds	3,610,605	35,319	1.96%	3,682,829	29,099	1.58%
Total interest-bearing liabilities	12,199,106	103,158	1.69%	11,886,800	75,723	1.27%
Noninterest-bearing liabilities	170,239			186,052
Total liabilities	12,369,345			12,072,852
Shareholders’ equity	1,766,874			1,718,364
Total liabilities and shareholders’ equity	$14,136,219			$13,791,216
Net interest income		$135,573			$141,686
Interest rate spread (1)(3)			1.78%			1.97%
Net interest-earning assets (4)	$1,544,040			$1,531,776
Net interest margin (1)(5)		1.97%			2.11%
Average interest-earning assets to average interest-bearing liabilities	112.66%			112.89%

(1)	Annualized.

(2)	Loans include both mortgage loans held for sale and loans held for investment.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.